Exhibit 10.30

Master Service Agreement

This Master Service Agreement (this “Agreement”) is entered into this 30th day of April, 2004 (“Effective Date”) by and between LEVEL 3 COMMUNICATIONS, LLC (“Level 3”) and CALLWAVE. INC. (“Customer”).

ARTICLE 1. DEFINITIONS

1.1 “Affiliate” shall mean an entity that now or in the future, directly or Indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of the foregoing, “control” shall mean the ownership of (i) greater than fifty percent (50%) of the voting power to elect the directors of the company, or (ii) greater than fifty percent (50%) of the ownership interest in the company.

1.2 “Connection Notice” shall mean a written notice from Level 3 that the Service ordered has been installed by Level 3 pursuant to the Customer Order, and has been tested and is functioning properly.

1.3 “Customer Commit Date” shall mean the date that Service will be available to Customer, as set forth in the Customer Welcome Letter or such other written notice from Level 3 to Customer. Notwithstanding anything in this Agreement or any Customer Order to the contrary, no Customer requested date for delivery of Service will be effective unless and until confirmed in writing by Level 3 through the delivery to Customer of the Customer Commit Date.

1.4 “Customer Order” shall mean a request for Service submitted by Customer in the form designated by Level 3.

1.5 “Customer Premises” shall mean the location or locations occupied by Customer or its end users to which Service is delivered.

1.6 “Customer Welcome Letter” shall mean a written communication from Level 3 to Customer Informing Customer of Level 3’s acceptance of the Customer Order.

1.7 “Excused Outage” shall mean any outage, unavailability, delay or other degradation of Service related to, associated with or caused by scheduled maintenance (as described in Section 2.7 hereof), actions or inactions of Customer or its end users, Customer provided power or equipment or an event of force majeure as defined in Section 7.1.

1.8 “Facilities” shall mean any property owned, licensed or leased by Level 3 or any of its Affiliates and used to deliver Service, inducing terminal and other equipment, conduit, fiber optic cable, optronics, wires, lines, ports, routers, switches, channel service units, data service units, cabinets, racks, private rooms and the like.

1.9 “Gateway” shall mean data center space owned or leased by Level 3 or any of its Affiliates for the purpose of, among other things, locating and colocating communications equipment.

1.10 “Local Loop” shall mean the connection between Customer Premises and a Level 3 Gateway or other Facility.

1.11 “Megabit per second” or “Mbps” shall mean a unit of data rate equal to 1 million bits per second.

1.12 “Off-Net” shall mean Service that originates from or terminates to any location that is not on the Level 3 network.

1.13 “On-Net” shall mean Service that originates from and terminates to a location that is on the Level 3 network.

1.14 “Service” shall mean any Level 3 service described in a Service Schedule and identified on a particular line item of a Customer Order.

1.15 “Service Commencement Date” shall mean the first to occur of (i) the date set forth in any Connection Notice, unless Customer notifies Level 3 that the Service is not functioning properly as provided in Section 3.1 (or, if two or more Services are designated as “bundled” or as having a “sibling relationship” in any Customer Order, the date set forth in the Connection Notice for all such Services); and (ii) the data Customer begins using the Service for [*]

1.16 “Service Levels” shall mean the specific remedies Level 3 provides regarding installation and performance of Service as set forth in the particular Service Schedule respecting the applicable Service.

1.17 “Service Schedule” shall mean a schedule attached hereto, or signed between the parties from time to time and expressly incorporated into this Agreement, setting forth terms and conditions specific to a particular Service, Facilities or other tools made available by Level 3.

1.18 “Service Term” shall mean the duration of time (measured starting on the Service Commencement Date) for which Service is ordered, as specified in the Customer Order. The Service Term shall continue on a month-to-month basis after expiration of the stated Service Term, until terminated by either party upon thirty (30) days’ written notice to the other.

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 2. DELIVERY OF SERVICE

2.1 Submission of Customer Order(s). To order any Service, Customer may submit to Level 3 a Customer Order requesting Service. The Customer Order and Its backup detail must include a description of the Service, the non-recurring charges and monthly recurring charges for Service and the applicable Service Term.

2.2 Acceptance by Level 3. Upon receipt of a Customer Order, if Level 3 determines to accept the Customer Order, Level 3 will deliver a Customer Welcome Letter for the requested Service. Level 3 will become obligated to deliver any ordered Service only if Level 3 has delivered a Customer Welcome Letter for the particular Service.

2.3 Credit Approval and Deposits. Customer will provide Level 3 with credit Information as requested, and delivery of Service is subject to credit approval. Level 3 may require Customer to make a deposit or deliver another form of security as a condition to (a) Level 3’s acceptance of any Customer Order; (b) Level 3’s continuation of any usage-based Service; and/or (c) Level 3’s continuation of any non usage-based Service only in the event that (i) Customer falls to make payment to Level 3 of any undisputed amount when due, or (ii) Customer has a material, negative change in financial condition (as determined by Level 3 in its reasonable discretion). Any deposit will be limited to two (2) months’ estimated charges for Service and will be due upon Level 3’s written request. Any deposit will be held by Level 3 as security for payment of Customer’s charges. When Service to Customer is terminated, the amount of the deposit will be credited to Customer’s account and any remaining credit balance will be refunded. Any deposit paid by Customer pursuant to this Section 2.3 will be held by Level 3 in accordance with the applicable law governing such deposit.

2.4 Customer Premises. Customer shall allow Level 3 access to the Customer Premises to the extent reasonably determined by Level 3 for the installation, inspection and scheduled or emergency maintenance of Facilities relating to the Service. Level 3 shall notify Customer at least two (2) business days in advance of any regularly scheduled maintenance that will require access to the Customer Premises. Customer will be responsible for providing and maintaining, at its own expense, the level of power, heating and air conditioning necessary to maintain the proper environment for the Facilities on the Customer Premises. In the event Customer fails to do so, Customer shall reimburse Level 3 for the actual and reasonable cost of repairing or replacing any Facilities damaged or destroyed as a result of Customer’s failure. Customer will provide a safe place to work and comply with all laws and regulations regarding the working conditions on the Customer Premises.

2.5 Level 3 Facilities. Except as otherwise agreed, title to all Facilities shall remain with Level 3. Level 3 will provide and maintain the Facilities in good working order. Customer shall not, and shall not permit others to, rearrange, disconnect, remove, attempt to repair, or otherwise tamper with any Facilities, without the prior written consent of Level 3. The Facilities shall not be used for any purpose other than that for which Level 3 provides them. Customer shall not take any action that causes the imposition of any lien or encumbrance on the Facilities. In no event will Level 3 be liable to Customer or any other person for interruption of Service or for any other loss, cost or damage caused by or related to improper use or maintenance of the Facilities by Customer or any third party gaining access to the Facilities through Customer in violation of this Agreement, and Customer shall reimburse Level 3 for any damages incurred as a result thereof. Customer agrees (which agreement shall survive the expiration, termination or cancellation of any Customer Order) to allow Level 3 to remove the Facilities from the Customer Premises:

(A) after termination, expiration or cancellation of the Service Term of any Service in connection with which the Facilities ware used; or

(B) for repair, replacement or otherwise as Level 3 may determine is necessary or desirable, but Level 3 will use reasonable efforts to minimize disruptions to the Service caused thereby.

2.6 Customer-Provided Equipment. Level 3 may install certain Customer-provided communications equipment upon installation of Service, but Level 3 shall not be responsible for the operation or maintenance of any Customer-provided communication equipment Level 3 undertakes no obligations and accepts no liability for the configuration, management, performance or any other issue relating to any Customer-provided equipment used for access to or the exchange of traffic in connection with the Service.

2.7 Scheduled Maintenance. Scheduled maintenance of the Level 3 network will not normally result in Service interruption or outage. However, in the event scheduled maintenance should require a Service interruption or outage, Level 3 will exercise commercially reasonable efforts to (i) provide Customer with seven (7) days’ prior written notice of such scheduled maintenance, (ii) work with Customer in good faith to attempt to minimize any disruption in Customer’s services that may be caused by such scheduled maintenance, and (iii) to perform such schedule maintenance during the non-peak hours of 12:00 a.m. (midnight) until 6:00 a.m. local time.

ARTICLE 3. BILLING AND PAYMENT

3.1 Commencement of Billing. Upon installation and testing of the Service ordered in any Customer Order, Level 3 will deliver to Customer a Connection Notice. Upon receipt of the Connection Notice, Customer shall have a period of seventy two (72) hours to confirm that the Service has been Installed and is properly functioning. Unless Customer delivers written notice to Level 3 within such seventy two (72) hour period that the Service is not installed in accordance with the Customer Order and functioning properly, billing shall commence on the applicable Service Commencement Date, regardless of whether Customer has procured services from other carriers needed to operate the Service, and regardless of whether Customer is otherwise prepared to accept delivery of ordered Service. In the event that Customer notifies Level 3 within the time period stated above that the Service is not installed and functioning properly, then Level 3 shall correct any deficiencies in the Service and deliver a new Connection Notice to Customer, after which the process stated herein shall be repeated.

3.2 Charges. The Customer Order will set forth the applicable non-recurring charges and recurring charges for the Service which charges shall be consistent with any fees or pricing terms that may be specifically set forth on the applicable Service Schedule for such Service. Unless otherwise expressly specified in the Customer Order, any non-recurring charges shall be invoiced by Level 3 to Customer upon the Service Commencement Date. However, in the event such Service requires Level 3 to install or construct additional Facilities in the provision of the Service, such Customer Order may specify non-recurring charges that are payable by Customer in advance of the Service Commencement Date, as mutually agreed between the parties and specified In the Customer Order. If Customer requests and Level 3 approves (in its sole discretion) any changes to the Customer Order or Service after acceptance by Level 3, Including, without limitation, the Customer requested date for delivery of Service or Service Commencement Date, additional non-recurring charges and/or monthly recurring charges not otherwise set forth in the Customer Order may apply provided all such fees are pre-approved by Customer.

3.3 Payment of invoices. Invoices are delivered monthly. Level 3 bills in advance for Service to be provided during the Upcoming month, except for charges that are dependent upon usage of Service, which are billed in arrears. Billing for partial months is prorated based on a calendar month. All invoices are due thirty (30) days after the date of invoice. Unless otherwise specified on the particular invoice, all payments shall be due and payable in U.S. Dollars. Past due amounts bear Interest at a rate of 1.5% per month (or the highest rate allowed by law, whichever is less) beginning from the date first due until paid in full.

3.4 Taxes and Fees. All charges for Service are exclusive of Applicable Taxes (as defined below). Except for taxes based on Level 3’s net income, Customer will be responsible for all applicable taxes that arise in any jurisdiction, including, without limitation, value added, consumption, sales, use, gross receipt’s, excise, access, bypass, franchise or other taxes, fees, duties, charges or surcharges, however designated, imposed on, Incident to, or based upon the provision, sale or use of the Service (collectively “Applicable Taxes”). If Customer is entitled to an exemption from any Applicable Taxes for a particular Service, Customer is responsible for presenting Level 3 with a valid exemption certificate (in a form reasonably acceptable to Level 3). Level 3 will give effect to any such exemption certificate on a prospective basis from and after Level 3’s receipt of such exemption certificate.

3.5 Regulatory and Legal Chances. In the event of any change in applicable law, regulation, decision, rule or order that materially Increases the costs or other terms of delivery of Service, Level 3 and Customer will negotiate regarding the rates to be charged to Customer to reflect such increase in cost and, in the event that the parties are unable to reach agreement respecting new rates within thirty (30) days after Level 3’S delivery of written notice requesting renegotiation, then (a) Level 3 may pass such increased costs through to Customer, and (b) if Level 3 elects to pass such Increased costs through to Customer, Customer may terminate the affected Service without termination liability by delivering written notice of termination no later than thirty (30) days after the effective date of the rate increase.

3.6 Disputed Invoices. If Customer reasonably disputes any portion of a Level 3 invoice, Customer must pay the undisputed portion of the Invoice and submit Written notice of the claim (with sufficient detail of the nature of the claim, the amount and invoices in dispute and information necessary to identify the affected Service(s)) for the disputed amount. All claims must be submitted to Level 3 in writing within ninety (90) days from the date of the invoice for those Services. Customer waives the right to dispute any charges not disputed within such ninety (90) day period. In the event that the dispute is resolved against Customer, Customer shall pay such amounts plus interest at the rate referenced in Section 3.3.

3.7 Termination Charges.

(A) Customer may cancel a Service following Level 3’s acceptance of the applicable Customer Order and prior to the Customer Commit Date upon prior written notice to Level 3 (with sufficient detail necessary to identify the affected Service), in the event that Customer does so, or in the event that the delivery of such Service is terminated by Level 3 as the result of an uncured default by Customer pursuant to Section 4.2 of this

Agreement, Customer shall pay Level 3 a cancellation charge equal to the sum of:

(i) any third party cancellation/termination charges related to the installation and/or cancellation of any Off-Net Service;

(ii) Level 3’s out of pocket costs (if any) incurred in constructing Facilities in or to the Customer Premises necessary for Service delivery;

(iii) the non-recurring charges for any cancelled Service; and

(iv) one (1) month’s monthly recurring charges for any cancelled On-Net Service.

Customer’s right to cancel any particular Service under this Section 3.7(A) shall automatically expire and shall no longer apply upon Level 3’s delivery to Customer of a Connection Notice for such Service.

(B) In addition to Customer’s right of cancellation under Section 3.7(A) above, Customer may terminate Service prior to the end of the Service Term upon thirty (30) days’ prior written notice to Level 3 (with sufficient detail necessary to identify the affected Service). In the event that, after either the original Customer Commit Date (if Customer requests and Level 3 agrees to a delay in delivery of a particular Service) or Customer’s receipt of the Connection Notice for a particular Service (whichever occurs first) and prior to the end of the Service Term, Customer terminates Service or in the event that the delivery of Service is terminated by Level 3 as the result of an uncured default by Customer pursuant to Section 4.2 of this Agreement, Customer shall pay Level 3 a termination charge equal to the sum of:

(i) all unpaid amounts for Service provided through the date of termination;

(ii) any third party cancellation/termination charges related to the installation and/or termination of any Off-Net Service;

(iii) the non-recurring charges for any cancelled Service, if not already paid;

(iv) for any On-Net Service, the percentage of the monthly recurring charges for the terminated On-net Service calculated from the effective date of termination as (a) 100% of the remaining monthly recurring charges that would have been incurred for the On-Net Service for months 1-12 of the Service Term, plus (b) 50% of the remaining monthly recurring charges that would have been incurred for the On-Net Service for months 13 through the end of the Service Term.

(C) The parties acknowledge that the cancellation or termination charges set forth in this Section 3.7 are a genuine estimate of the actual damages that Level 3 will suffer and are not a penalty.

3.8 Fraudulent Use of Services. Customer is responsible for all charges attributable to Customer incurred respecting the Service. In the case of usage-based Services, Customer is responsible for all usage charges even if incurred as the result of fraudulent or unauthorized use of Service; except that Customer shall not be responsible for fraudulent or unauthorized use by Level 3 or its employees.

3.9 [*]

ARTICLE 4. TERM AND TERMINATION

4.1 Term.

(A) This Agreement shall become effective on the Effective Date and shall continue for a period of two (2) years thereafter (“Agreement Term”), unless earlier terminated as provided herein. At the end of the initial Agreement Term, the Agreement Term shall automatically renew on a month-to-month basis until terminated by either party upon thirty (30) days’ prior written notice to the other party.

(B) Except as otherwise set forth herein, Level 3 shall deliver the Service for the entire duration of the Service Term, and Customer shall pay all charges for delivery thereof through the end of the Service Term. To the extent that the Service Term for any Service extends beyond the Agreement Term, then this Agreement shall remain in full force and effect for such Service until the expiration or termination of such Service Term.

4.2 Default By Customer. If (i) Customer makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief; (ii) an involuntary petition in bankruptcy or other insolvency protection against Customer is filed and not dismissed within

*	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

sixty (60) days; (iii) Customer fails to make any payment required hereunder when due, and such failure continues for a period of five (5) business days after written notice from Level 3, or (iv) Customer fails to observe and perform any material term of this Agreement (other than payment terms) and such failure continues for a period of thirty (30) days after written notice from Level 3; then Level 3 may (A) terminate this Agreement and any Customer Order, in whole or in part, in which event Level 3 shall have no further duties or obligations thereunder, and/or (B) subject to Section 5.1, pursue any remedies Level 3 may have under this Agreement, at law or in equity.

4.3 Default By Level 3. If (I) Level 3 makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief; (ii) an Involuntary petition in bankruptcy or other insolvency protection against Level 3 is filed and not dismissed within sixty (60) days; or (III) Level 3 fails to observe and perform any material term of this Agreement (other than as provided in Section 4.4 and Article 6) and such failure continues for a period of thirty (30) days after written notice from Customer; then Customer may (A) terminate this Agreement and/or any Customer Order, in whole or in part, in which event Customer shall have no further duties or obligations thereunder, and/or (B) subject to Section 5.1, pursue any remedies Customer may have under this Agreement, at law or in equity.

4.4 Right of Termination for Installation Delay.

In lieu of any Service Level credits for Installation delays, If Level 3’s installation of Service is delayed for more than thirty (30) business days beyond the Customer Commit Date for reasons other than an Excused Outage, Customer may terminate and discontinue the affected Service upon written notice to Level 3 and without payment of any applicable termination charge; provided such written notice is delivered prior to Level 3 delivering to Customer the Connection Notice for the affected Service. This Section 4.4 shall not apply to any Service where Level 3 (or a third party contractor engaged by Level 3) is constructing Facilities in or to the Customer Premises necessary for delivery of such Service.

ARTICLE 5. LIABILITIES AND INDEMNIFICATION

5.1 No Special Damages. Notwithstanding any other provision hereof, neither party shall be liable for any damages for loss of profits, loss of revenues, loss of goodwill, loss of anticipated savings, loss of data or cost of purchasing replacement services, or any indirect, incidental, special, consequential, exemplary or punitive damages arising out of the performance or failure to perform under this Agreement or any Customer Order.

5.2 Personal Injury and Death. Nothing in this Agreement shall be construed as limiting the liability of either party for personal injury or death resulting from the negligence of a party or its employees.

5.3 Disclaimer of Warranties. LEVEL 3 MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW. STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY APPLICABLE SERVICE SCHEDULE.

5.4 Indemnification. Each party shall indemnify the other from any claims by third parties and expenses (including legal fees and court costs) respecting damage to tangible property, personal injury or death caused by such party’s negligence or willful misconduct arising in connection with this Agreement.

ARTICLE 6. SERVICE LEVELS

6.1 Service Interruptions and Delivery. To report issues related to Service performance, Customer may contact Level 3 Customer Service by calling toll free in the U.S. 1-877-4LEVEL3 (1-877-453-8353) or such other numbers for Level 3 Customer Service in other countries as published on www.level3.com. In order for Level 3 to investigate any reported issues, Customer agrees to provide Level 3 with supporting information as reasonably requested by Level 3, and to the extent such information is available to Customer, which may include(as applicable), without limitation, circuit ID, circuit end-point(s), IP address(es), originating phone number and terminating phone number. In the event of any damages arising out of Level 3’s furnishing or failure to furnish Services under this Agreement, Customer’s sole remedies are contained in (a) the Service Levels applicable (if any) to the affected Service, (b) the chronic outage provision (if any) set forth in the Service Schedule applicable to the affected Service, and (c) Section 4.4 above.

6.2 Service Level Credits. In the event Level 3 does not achieve a particular Service Level in a particular month, Level 3 will issue a credit to Customer as set forth in the applicable Service Schedule upon Customer’s request. Level 3’s maintenance log and trouble ticketing systems will be used for calculating any Service Level events. To request a credit, Customer must contact Level 3 Customer Service or deliver a written request (with sufficient detail necessary to identify the affected Service) pursuant to Section 7.4 within sixty (60) days of the end of the month for which a credit is requested. Level 3 Customer Service may be contacted by calling toll free in the U.S. 1-877-4LEVEL3 (1-877-453-8353) or such other numbers for Level 3 Customer Service in other countries as published on www.level3.com, In no event shall the total amount of credits issued to Customer per month exceed the non-recurring charges and monthly recurring charges invoiced to Customer for the affected Service for that month.

ARTICLE 7. GENERAL TERMS

7.1 Force Majeure. Neither party shall be liable, nor shall any credit allowance or other remedy be extended, for any failure of performance or equipment due to causes beyond such party’s reasonable control (“force majeure event”). In the event Level 3 is unable to deliver Service as a result of a force majeure event, Customer shall not be obligated to pay Level 3 for the affected Service for so long as Level 3 is unable to deliver the affected Service.

7.2 Assignment and Resale. Except for an assignment to an Affiliate, neither party may assign its rights and obligations under this Agreement or any Customer Order or Service Schedule without the express prior written consent of the other party, which will not be unreasonably withheld. This Agreement shall apply to any permitted transferees or assignees, Notwithstanding any permitted assignment by Customer, Customer shall remain liable for the payment of all charges due under each Customer Order. Customer may resell the Service to third party “end users”; provided that Customer agrees to indemnify, defend and hold Level 3 harmless from claims made against Level 3 by such end users.

7.3 Affiliates

(A) Service may be provided to Customer pursuant to this Agreement by an Affiliate of Level 3, including, without limitation, an Affiliate authorized to provide Service in a country other than the country within which this Agreement has been executed. If a Customer Order requires the delivery of Service in a jurisdiction where, in order for such Customer Order to be enforceable against the parties, additional terms must be added, then the parties shall incorporate such terms into the Customer Order (preserving, to the fullest extent possible, the terms of this Agreement). Notwithstanding any provision of Service to Customer pursuant to this Agreement by an Affiliate of Level 3, Level 3 shall remain responsible to Customer for the delivery and performance of the Service in accordance with the terms and conditions of this Agreement.

(B) The parties acknowledge and agree that Customer’s Affiliates may purchase Service under this Agreement; provided, however, any such Customer Affiliate purchasing Service hereunder agrees that such Service is provided pursuant to and governed by the terms and conditions of this Agreement. Customer shall be jointly and severally liable far all claims and liabilities arising under this Agreement related to Service ordered by any Customer Affiliate, and any event of default under this Agreement by any Customer Affiliate shall also be deemed an event of default by Customer. Any reference to Customer in this Agreement with respect to Service ordered by a Customer Affiliate shall also be deemed a reference to the applicable Customer Affiliate.

(C) Notwithstanding anything in this Agreement to the contrary, either party may provide a copy of this Agreement to its Affiliate or such other party’s Affiliate for purposes of this Section 7.3, without notice to, or consent of, the other party.

7.4 Notices. Notices hereunder shall be in writing and sufficient and received if delivered in person, or when sent via facsimile, pre-paid overnight courier, electronic mail (if an e-mail address is provided below) or sent by U.S. Postal Service (or First Class International Post (as applicable)), addressed as follows:

IF TO LEVEL 3:

For billing inquiries/disputes, requests for Service Level credits and/or requests for disconnection of Service (for other than default):

Level 3 Communications, LLC

1025 Eldorado Blvd.

Broomfield, Colorado 80021

Attn: Director, Billing

Facsimile: (877) 460-9867

E-mail: billing@level3.com

For all other notices:

Level 3 Communications, LLC

1025 Eldorado Blvd.

Broomfield, Colorado 80021

Attn: General Counsel

Facsimile: (720) 888-5128

IF TO CUSTOMER:

CallWave, Inc.

136 W. Canon Perdido Street

Santa Barbara, CA 93101

Attn: DaveTrandal

Facsimile: 775-542-1000

With a copy to:

Michael Pfau, Esq. and Andrew Simons, Esq.

Reicker, Pfau, Pyle, McRoy & Herman, LLP

1421 State Street, Ste. B

Santa Barbara, CA 93101

or at such other address as the party to whom notice is to be given may have furnished to the other party in writing In accordance herewith. All such notices shall be deemed to have been given on (i) the date delivered if delivered personally, (ii) the business day after dispatch if sent by overnight courier, (iii) the third business day after posting if sent by U.S. Postal Service (or other applicable postal delivery service), or (iv) the date of transmission if delivered by facsimile or electronic mail (or the business day after transmission If transmitted on a weekend or legal holiday). Notwithstanding the foregoing, any notices delivered by Level 3 to Customer in the normal course of provisioning of Service hereunder shall be deemed properly given if delivered via any of the methods described above or via electronic mail to the address listed on any Customer Order.

7.5 Acceptable Use Policy.

(A) Subject to Section 7.5(B) below, Customer’s use of Service shall comply with Level 3’s Acceptable Use Policy and Privacy Policy, as communicated in writing to Customer from time to time and which are also available through Level 3’s web site at www.level3.com. Level 3 will notify Customer of complaints received by Level 3 regarding each incident of alleged violation of Level 3’s Acceptable Use Policy by Customer or third parties that have gained access to the Service through Customer. Customer agrees that It will promptly investigate all such complaints and take all, necessary actions to remedy any actual violations of Level 3’s Acceptable Use Policy. Level 3 may identify to the complainant that Customer, or a third party that gained access to the Service through Customer, is investigating the complaint and may provide the complainant with the necessary Information to contact Customer directly to resolve the complaint Customer shall Identify a representative for the purposes of receiving such communications.

(B) In the event Level 3 modifies its then current Acceptable Use Policy and/or Privacy Policy during the Service Term of any Service, Level 3 will exercise commercially reasonable efforts to notify Customer In writing of such modification. In the event such modifications materially and adversely affect Customer’s use of the Service, Customer may elect to continue to use the affected Service in compliance with the version of Level 3’s Acceptable Use Policy and/or Privacy Policy (as applicable) that was in effect immediately prior to the new modifications by providing Level 3 written notice of such material and adverse affects on the Service within five (5) business days of Customer’s receipt of written notice from, Level 3 of such modifications. However, notwithstanding the foregoing, Customer shall not have such right of election as set forth in the foregoing sentence if, in the opinion of Level 3’s legal or regulatory counsel, such modification to the Acceptable Use Policy and/or Privacy Policy (as applicable) are necessary in order to adequately protect Level 3’s Interests as a result of any changes in applicable law, regulation, decision, rule or order.

7.6 Data Protection. During the performance of this Agreement. It may be necessary for Level 3 to transfer, process and store billing and utilization data and other data necessary for Level 3’s operation of its network and for the performance of its obligations under this Agreement. The transfer, processing and storing of such data may be to or from the United States, Customer hereby consents that Level 3 may (i) transfer, store and process such data in the United States; and (ii) use such data for its own internal purposes and as allowed by law. This data will not be disclosed to third parties.

7.7 Contents of Communications. Level 3 shall have no liability or responsibility for the content of any communications transmitted via the Service (except for content solely created by Level 3), and Customer shall defend, indemnify and hold Level 3 harmless from any and all claims (including claims by governmental entitles seeking to impose penal sanctions) related to such content or for claims by third parties relating to Customers use of Service. Level 3 provides only access to the Internet; Level 3 does not operate or control the information, services, opinions or other content of the Internet. Customer agrees that it shall make no claim whatsoever against Level 3 relating to the content of the Internet or respecting any information, product, service or software ordered through or provided by virtue of the Internet

7.8 Marks and Publicity.

(A) Neither party shall have the right to use the other party’s or its Affiliates’ trademarks, service marks or trade names without the prior written consent or the other party. The marks used in this Agreement are either registered service marks or service marks of Level 3 Communications. Inc., its Affiliates or third parties in the United States and/or other countries.

(B) Neither party shall issue any press release relating to any contractual relationship between Level 3 and Customer, except as may be required by law or agreed between the parties in writing.

7.9 Non-Disclosure. Any information or documentation disclosed between the parties during the performance of this Agreement shall be subject to the terms and conditions of the applicable non-disclosure agreement then in effect between the parties.

7.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, U.S.A. without regard to its choice of law rules.

7.11 Entire Agreement. This Agreement, including any Service Schedule(s) and Customer Order(s) executed hereunder, constitutes the entire and final agreement and understanding between the parties with respect to the Service and supersedes all prior agreements relating to the Service, which are of no further force or effect. The Service Schedules attached hereto are listed below:

Service Schedule- (3)VolPSM Local Inbound Service

All Service Schedules, whether attached hereto or executed between the parties after the Effective Date, are integral parts hereof and are hereby made a part of this Agreement. In the event that Customer desires to add additional Services offered by Level 3 after the Effective Date, then the parties shall negotiate the terms of a Service Schedule for such Service but Customer shall not be bound to the terms of any additional Service Schedule unless both it and Level 3 have so agreed to the new Service Schedule in writing.

7.12 Amendment. This Agreement, and any Service Schedule or Customer Order, may only be modified or supplemented by an Instrument in writing executed by a duly authorized representative of each party. Without limiting the generality of the foregoing, any handwritten changes to a Customer Order or any terms and conditions included in any Customer-provided purchase order shall be void unless acknowledged and approved in writing by a duly authorized representative of each party.

7.13 Order of Precedence. In the event of any conflict between this Agreement and the terms and conditions of any Service Schedule and/or Customer Order, the order of precedence is as follows: (1) the Service Schedule, (2) this Agreement, and (3) the Customer Order.

7.14 Survival. The provisions of this Article 7 and Articles 3, 5 and 6 and any other provisions of this Agreement that by their nature are meant to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

7.15 Relationship of the Parties. The relationship between Customer and Level 3 shall not be that of partners, agents, or joint ventures for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, without limitation, for federal income tax purposes.

7.16 No Waiver. No failure by either party to enforce any right(s) hereunder shall constitute a waiver of such right(s).

7.17 Severability. If any provision of this Agreement shall be declared invalid or unenforceable under applicable law, said provision shall be ineffective only to the extent of such declaration and such declaration shall not affect the remaining provisions of this Agreement. In the event that a material and fundamental provision of this Agreement is declared invalid or unenforceable under applicable law, the parties shall negotiate in good faith respecting an amendment hereto that would preserve, to the fullest extent possible, the respective rights and obligations Imposed on each party under this Agreement as originally executed.

7.18 Joint Product. The parties acknowledge that this Agreement is the joint work product of the parties. Accordingly, in the event of ambiguities in this Agreement, no inferences shall be drawn against either party on the basis of authorship of this Agreement.

7.19 Third Party Beneficiaries. This Agreement shall be binding upon. Inure solely to the benefit of and be enforceable by each party hereto and their respective successors and assigns hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any thirty party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.20 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be sufficient to bind the parties to this Agreement.

(Signatures appear on the following page.)

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date written above.

LEVEL 3 COMMUNICATIONS, LLC (“Level 3”)		CALLWAVE, INC. (“Customer”)

By	/s/ Illegible	By	/s/ DAVID S. TRANDAL
Name	Illegible	Name	David S. Trandal
Title	V.P.	Title	Vice President Operations

SERVICE SCHEDULE

(3)VOIPSM LOCAL INBOUND SERVICE

1. Applicability. This Service Schedule is applicable only where Customer orders (3) VoIPSM Local Inbound Service.

2. Definitions. Any capitalized terms used herein end not otherwise defined shall have the meaning set forth In the Agreement

(A) “(3) VoIPSM Local Inbound Enhanced Usage” means Customer’s monthly aggregate usage Of (3)VoIPSM Local Inbound Service.

(B) “(3) VoIP Revenue Commitment” means a commitment (as specified In Exhibit A hereto) made by Customer obligating Customer to order and pay for a minimum volume of (3)VoIP Services each month during this (3)VoIP Pricing Term.

(C) “(3)VoIP Pricing Term” means the duration of time measured, unless otherwise agreed by the parties, starting on the Effective Date, if this Service Schedule. Is executed concurrently with the Agreement, or the Service Schedule Effective Date (as applicable) for which (x) Customer agrees to be bound by the (3)VoIP Revenue Commitment as specified in Exhibit A hereto and (y) the pricing and other commitments set forth in Exhibit A shall remain In effect for Customer Orders of (3)VoIPSM local Inbound Service. The (3) VoIP Pricing Term shall continue on a month-to-month basis after expiration of the stated (3)VoIP Pricing Term, until terminated by either Level 3 or Customer upon thirty (30) days’ prior written notice to the other.

(D) “Customer VoIP Application” means the VoIP application developed and/or provided by Customer and used by Customer in connection with (3)VoIPSM Local inbound Service.

(E) “IP” means internet Protocol.

(F) “LCA” means the specific Local Calling Area within a geographic point (as determined by the particular Incumbent Local Exchange Carrier (ILEC)) and associated with one or more specific NPA/NXX codes) being used for billing and measuring (3)VoIPSM Local Inbound Service.

(G) “Market” means any geographic area (as defined by Level 3) in which Level 3 provides (3)VoIPSM Local Inbound Service to Customer. The current list of available Markets and LCA’s may be obtained from the Level 3 web site at www.level3.com, which list may be supplemented or modified by Level 3 (in Its sole discretion) from time to time.

(H) “Network Ready” means that (i) Customer has successfully completed the Level 3 Service Assurance Program (as described in Section 4 hereof) for the applicable Customer VoIP Application; (II) Level 3 can support the call flows anticipated with such Customer VoIP Application (as reasonably determined by Level 3); and (iii) Level 3 determines (in its reasonable judgment) that the Customer VoIP Application will not put the Level 3 network (or any other Level 3 customer) at risk.

(I) “PSTN” means the public switched telephone network.

(J) “TN or DID” means telephone number or Direct inward Dialed number assigned by Level 3 to Customer or that Customer parts to Level 3 for the provision of (3)VoIPSM Local Inbound Service.

(K) “SoftSwitch” means a server that controls calls across circuit-switched and packet-switched networks.

(L) “VoIP” means Voice over IP.

3. Service Description. (3) VoIPSM Local Inbound Services is an IP termination service for PSTN originated calls available in selected Level 3 Markets. Level 3 will provide Customer with local connectivity to the PSTN In the selected Markets, and will deliver voice traffic to Customer through a net protocol conversion to an IP format via Session Initiation Protocol (“SIP”) signaling using G711 or G-729A voice encoding. (3)VoIPSM Local Inbound Service is intended for use as an inbound-only service, and does not support any outbound calling capability, including but not limited to calla to 9-1-1. Customer is strictly prohibited from using (or reconfiguring to support such use) either the Service or any TN’s obtained through purchase of the Service in connection with any outbound calls placed by Customer or Customer’s end users.

(A) Telephone Numbers. Level 3 shall only provide Customer with the dedicated TN’s or ports ordered by Customer and accepted by Level 3, Customer shall make reasonable efforts to provide Level 3, on an ongoing quarterly basis, with a non-binding demand forecast setting forth Customer’s estimated forecasted usage (on a total minutes of use by Market or LCA basis) and telephone number quantities of (3)VoIPSM Local Inbound Service to facilitate Level 3’s planning efforts in support of Customer. Customer shall deliver such quarterly forecasts to Its Level 3 account team (or to such other address provided by Level 3 to Customer from time to time), Level 3 will exercise commercially reasonable efforts to gain access to telephone number quantities to support the Service as specified for each Level 3 Market by the Customer, but Level 3 does not guarantee telephone number availability to support the Service for each Market that (3)VoIPSM Local Inbound Service is available. Level 3 may, upon ten (10) days’ prior written notice, reclaim any TN’s provided by Level 3 to Customer hereunder that have not been used by Customer in connection with any (3)VoIPSM local Inbound Enhanced Usage within the immediately preceding one hundred and twenty (120) day period. No refunds shall be made to Customer regarding reclaimed TN’s.

(B) Customer Premise Equipment (“CPE”) Customer is required to purchase, at its own expense, all hardware and software necessary for the particular Customer VoIP Application to interoperate with (3)VoIPSM Local Inbound Services and the Level 3 network, which hardware end software may include, without limitation, a SIP Proxy Server(s) or a SoftSwitch, Customer shall be responsible for obtaining and providing to Level 3, prior to Installation of the particular (3)VoIPSM Local Inbound Service, the public IP address(es) for the SIP Proxy Server, Softswitch, and/or other hardware/software solution.

(C) Dedicated Internet Connection. Customer is required to interconnect the Customer VoIP Application with (3)VoIPSM Local Inbound Services via either (x) a the public Internet or (y) a Fixed

1

Rate (3)CrossRoads® Service ordered separately from Level 3; provided, however, that Customer shall have the right to terminate (without termination liability) any Fixed Rate (3)CrossRoads® Service that is solely used and dedicated to (3)VoIPSM Local Inbound Services or (3)VoIPSM Toll Free Services upon the termination or expiration of the applicable (3)VoIP Pricing Term.

4. Service Assurance Program.

(A) Level 3’s Service Assurance Program for (3)VoIPSM Local Inbound Service requires extensive interoperability testing with the Customer VoIP Application(s) to ensure Customer’s call flows can be supported by the Level 3 network. Level 3 and Customer shall mutually agree in writing on entrance and exit requirements for such Service Assurance Program and Customer will be required to successfully complete the Service Assurance Program for each Customer VoIP Application prior to Level 3 deeming any Customer VoIP Application Network Ready.

(B) Customer is required to obtain re-certification via the Service Assurance Program prior to implementing a software or call flow upgrade, enhancement or modification to any Customer VoIP Application on the Level 3 network. Level 3 reserves as the right to cancel (without liability) any Customer Order(s) for (3)VoIPSM Local Inbound Service in instances where Customer has implemented a software or call flow upgrade, enhancement or modification without such successful re-certification under the Service Assurance Program. During any re-certification process, Customer shall continue to use (3)VoIPSM Local Inbound Service under the previously certified Customer VoIP Application.

5. Regulatory Matters. Customer recognizes that the (3) VoIPSM Local Inbound Service provides local inbound-only connectivity from the PSTN together with enhanced functionality, including but not limited to conversion and delivery to Customer in an IP-based format. For regulatory purposes Level 3 treats all (3)VoIPSM Local Inbound Service as local in nature although there is no guarantee that such interpretation will be accepted by the relevant regulatory authority, Any change in applicable law, regulation, decision, rule or order that finds that the connectivity associated with the (3) VoIPSM Local Inbound Service is not eligible for regulatory treatment as a local service shall be subject to the change process described in Section 3.5 of the Agreement.

6. Charges.

(A) Level 3 will Invoice Customer, and Customer agrees to pay Level 3, the following charges for all (3)VoIPSM Local Inbound Service provided by Level 3 to Customer: (a) a non-recurring charge per Market; (b) a monthly recurring charge per TN; (c) a monthly recurring charge per virtual port (determined in accordance with sub-Section (B) below); and (d) monthly (3)VoIPSM Local Inbound Enhanced Usage charges; which charges shall be as set forth in the Customer Order, Exhibit A attached hereto, or as otherwise agreed between the parties in writing. In addition to the foregoing, Customer may be obligated to pay additional charges as more particularly described in Exhibit A hereto.

(B) (3)VoIPSM Local Inbound Enhanced Usage Charges.

(1) (3)VoIPSM Local Inbound Enhanced Usage will be measured based on Customer’s total usage (in minutes) of all (3)VoIPSM Local Inbound Service in a particular month.

(2) The current billing increments for (3)VoIPSM Local Inbound Service are (i) a 6 second initial billing increment and (ii) 6 seconds for any additional billing increments. Any partial billing increment shall be rounded-up to the next Interval.[*]

(3) The (3)VoIPSM Local Inbound Service usage rates are net of any applicable origination charges by third party payphone providers. Level 3 will pass these surcharges through to Customer and Customer shall be responsible for payment of all such surcharges.

7. Porting. In the event Customer elects to port any TN (a “Porting Number”) currently supported by (3)VoIPSM Local Inbound Service ordered by Customer under the terms of this Service Schedule, Customer agrees that until such time as the Porting Number is fully ported and no further traffic for such Porting Number traverses the Level 3 network, Customer shall remain bound by the terms of this Service Schedule and the Agreement (including, without limitation, Customer’s obligation to pay for the applicable (3)VoIPSM Local Inbound Service) for any and all traffic which remains on the Porting Number. Porting by Customer of TNs pursuant to this Section 7 shall in no event relieve Customer of its obligations under the (3)VoIP Revenue Commitment (if any), [*]

8. Service Levels.

(A) Installation Service Level. Level 3 will exercise commercially reasonable efforts to install any (3)VoIPSM Local Inbound Service on or before the Customer Commit Date specified for the particular (3)VoIPSM Local Inbound Service. This Installation Service Level shall not apply to Customer Orders that contain incorrect information supplied by Customer or Customer Orders that are altered at Customer’s request after submission and acceptance by Level 3. In the event Level 3 does not meet this Installation Service Level for a particular (3)VoIPSM Local Inbound Service for reasons other than an Excused Outage, Customer will be entitled to a service credit equal to the charges for one (1) day of the monthly recurring charge per TN (TN MRC”) for the affected (3)VoIPSM Local Inbound Service for each day of delay, up to a monthly maximum credit of ten (10) days.

(B) Service Availability Service Level. The Availability Service Level for (3)VoIPSM Local Inbound Service is [*]. The (3)VOIPSM Local Inbound Service is considered unavailable if such Service is unable to send and receive traffic for reasons other than an Excused Outage. In the event that the (3)VoIPSM Local Inbound Service becomes unavailable for reasons other than an Excused Outage, Customer will be entitled to a service credit off of the [*] associated with the affected (3)VoIPSM Local Inbound Service based on the cumulative unavailability of the affected (3)VoIPSM Local Inbound Service in a given calendar month as set forth in the following table:

Cumulative Unavailability (in hrs:mins:secs)	Service Level Credit
[*]	[*]

[*] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Customer will not be entitled to a Service Level credit associated with any other Service Level under this Section 8 to the extent any such failure arises out of or is related to the unavailability event giving rise to credits under this Availability Service Level.

(C) Call Success Rate. The Call Success Rate (“CSR”) for (3) VoIPSM Local inbound Service is [*] This CSR Service Level shall only be applicable in a month during which Customer’s aggregate (3)VoIPSM Local Inbound Enhanced Usage for such month is at least [*]. In the event Level 3 does not meet this CSR Service Level for a particular (3)VoIPSM Local Inbound Service for reasons other than an Excused Outage, Customer will be entitled to a service credit off of the [*] associated with the affected (3)VoIPSM Local Inbound Service based on the CSR in excess of this Service Level for the affected (3)VoIPSM Local Inbound Service in a given calendar month as set forth in the following table:

CSR in Excess of Service Level	Service Level Credit
[*]	[*]

(D) Limitations. Notwithstanding the terms of this Section 8, Customer will not be entitled to a service credit associated with any network failure associated with an Off-Net Local Loop.

9. Chronic Outage.[*]

10. Transition Procedures.[*]

[*] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT A

TO

SERVICE SCHEDULE

(3)VoIPSM LOCAL INBOUND SERVICE

Applicable Charges for (3)VoIPSM Local Inbound Service

[*]

[*] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

[*]

[*] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

[*]

[*] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.